PROSPECTUS SUPPLEMENT #2
Dated: October 26, 2011	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated December 16, 2009	Registration No. 333-163767

WMS INDUSTRIES INC.

Up to 3,040,266 Shares

Common Stock, Par Value $.50

This prospectus supplement supplements our prospectus, dated December 16, 2009, relating to the resale by certain of our officers and directors of up to 3,040,266 shares of our common stock. The prospectus supplement should be read in conjunction with our prospectus, which must be delivered together with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our common stock involves risks. Please see “Risk Factors” on page 2 of the accompanying prospectus for a discussion of these risks.

SELLING STOCKHOLDERS

This prospectus relates to shares of our common stock that are being registered for reoffers and resales by selling stockholders who have acquired or may acquire Shares under our employee incentive plans (2000 Stock Option Plan, 2002 Stock Option Plan and the Amended and Restated Incentive Plan (2009 Restatement)) and our Employee Stock Purchase Plan including adjustment shares (collectively referred to as “Shares”). The selling stockholders may resell any or all of the Shares, when issued, subject to vesting conditions in some cases, while this prospectus is effective.

The following table sets forth information for each selling stockholder, based upon information available to us as of October 11, 2011. We undertake no obligation to update this information. Information about additional selling stockholders may be contained in supplements to the prospectus. The table below also sets forth “Shares Available to be Sold”, which represents the maximum number of Shares that could be sold under this prospectus by the holder assuming the vesting of all awards, achievement of all performance criteria and exercise of all options. The listing of shares under "Shares Available to be Sold" does not reflect a commitment by the stockholder to sell any or all of the stated number of Shares. The actual number of Shares to be sold, if any, shall be determined from time to time by each Selling Stockholder in his or her discretion. We have not been informed whether any selling stockholders intend to sell any Shares.

The table below supplements or amends the table of selling stockholders contained under the heading “Selling Stockholders” on pages 3-5 of the prospectus. The information set forth in the following table supersedes the information in the prospectus.

Name and Position	Amount and Nature of Beneficial Ownership (1)		Shares Available to be Sold (2)	Shares Beneficially Owned After Offering		Percent of Class After Offering (3)
Robert J. Bahash Director	60,747		64,368	10,000		*
Orrin J. Edidin President	224,165		415,997	—		*
Brian R. Gamache Chairman and Chief Executive Officer	577,484		837,959	80,100		*
Kenneth Lochiatto Executive Vice President and Chief Operating Officer	137,427		249,000	3,500		*
Kathleen J. McJohn Vice President, General Counsel and Secretary	89,389		168,719	—		*
Patricia M. Nazemetz Director	43,411		57,032	—		*
John P. McNicholas, Jr. Vice President, Controller and Chief Accounting Officer	47,975		69,311	—		*
Louis J. Nicastro Founding Director	19,818		33,439	—		*
Neil D. Nicastro Director	48,706		62,306	21		*
Larry J. Pacey Executive Vice President, Global Products and Chief Innovation Officer	167,986		292,587	—		*
Edward W. Rabin, Jr. Lead Director	79,133	(4)	68,836	40,418	(4)	*
Scott D. Schweinfurth Executive Vice President, Chief Financial Officer and Treasurer	292,635		426,810	4,200		*
Ira S. Sheinfeld Director	63,692		77,313	—		*
Bobby Siller Director	37,478		51,099	—		*
William J. Vareschi, Jr. Director	67,653		73,774	7,500		*
Keith R. Wyche Director	3,741		37,554	—		*

*	Less than 1%
(1)	Includes shares subject to options that are currently exercisable or may become exercisable within 60 days, restricted stock, restricted stock units and deferred stock units. These shares are deemed outstanding for purposes of calculating the percentage of outstanding common stock owned by a person but are not deemed outstanding for the purpose of calculating the individual ownership percentage of any other person listed above.

(2)	“Shares available to be sold” consists of the following securities currently held by the individuals listed above: (i) shares of common stock purchased pursuant to our Employee Stock Purchase Plan or received upon vesting of restricted stock, exercise of options, vesting of restricted stock units or payout of equity-based performance units; (ii) unvested restricted shares including shares of restricted stock and restricted stock units; (iii) shares of common stock underlying stock options, (iv) shares of common stock underlying deferred units, and (v) shares of common stock which may be paid out under equity-based performance units. Equity-based performance units are reflected at 200% of the number of units awarded because these units may pay out a number of shares equal to up to 200% of the number of units awarded. See the below chart for an individual listing of such securities held by the individuals listed above which were received under the 2000 Stock Option Plan, 2002 Stock Option Plan and the Amended and Restated Incentive Plan (2009 Restatement) or in accordance with the anti-dilution provisions of such plans:

Name and Title	Common Stock	Restricted Securities	Stock Options		Deferred Units	Equity-based Performance Units (200%)
			Total	Exercisable
Robert J. Bahash	30,083	5,664	38,621	25,000	—	—
Orrin J. Edidin	48,538	36,729	257,746	138,898	—	72,984
Brian R. Gamache	199,150	55,978	539,101	322,356	—	123,830
Kenneth Lochiatto	13,895	20,296	177,465	103,632	—	40,844
Kathleen J. McJohn	13,488	12,667	114,636	63,234	—	27,928
Patricia M. Nazemetz	12,747	5,664	38,621	25,000	—	—
John P. McNicholas, Jr.	7,981	4,878	45,656	35,452	—	10,796
Louis J. Nicastro	2,540	12,300	13,621	—	4,978	—
Neil D. Nicastro	12,603	12,300	32,446	18,825	4,978	—
Larry J. Pacey	10,361	24,382	206,638	133,243	—	51,206
Edward W. Rabin, Jr.	51,833	12,300	28,621	15,000	—	—
Scott D. Schweinfurth	47,863	23,959	306,168	221,118	—	53,020
Ira S. Sheinfeld	8,914	12,300	51,121	37,500	4,978	—
Bobby Siller	6,814	5,664	38,621	25,000	—	—
William J. Vareschi, Jr.	23,915	12,300	40,081	26,460	4,978	—
Keith R. Wyche	—	3,741	33,813	—	—	—

(3)	Based on 55,727,018 shares outstanding as of October 11, 2011.
(4)	Includes 36,668 shares held by the Edward Rabin Trust and 3,750 shares held by Mr. Rabin’s wife. Mr. Rabin disclaims beneficial ownership of the securities held by his wife, and this prospectus supplement shall not be deemed an admission that the reporting person is the beneficial owner for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of each of six registration statements, and amendments to them, that we have filed on Form S-8 with the SEC concerning the Shares: File Nos. 333- 163767, 333-158919, 333-139425, 333-101538, 333-55574 and 333-121776. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statements and any materials that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our documents may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers, including us, that file electronically with the SEC. The SEC’s web site is located at: http://www.sec.gov.